Exhibit 99.1

FOR RELEASE 6/23/08 @ 1:30 PM

AnalogicTech Announces the Departure of Parviz Ghaffaripour, Executive

Vice President and Chief Operating Officer

Santa Clara, CA – June 23, 2008 – Advanced Analogic Technologies, Inc. (“AnalogicTech” or the “Company”) (Nasdaq: AATI), a developer of power management semiconductors for mobile consumer electronic devices, today announced that Parviz Ghaffaripour, Executive Vice President and Chief Operating Officer, has resigned to pursue other interests.

“Parviz led the effort to transition the Company’s marketing activities into a product line organization,” stated Richard K. Williams, President, CEO and CTO of AnalogicTech. “Having largely completed this task, he has decided to pursue other opportunities with new challenges. We thank Parviz for his contributions to AnalogicTech and wish him the best of luck in his future endeavors.”

“My decision to leave AnalogicTech was not an easy one,” said Parviz Ghaffaripour. “It is an excellent company with key products and cutting-edge technology participating in a dynamic and fast growing market. I have enjoyed my time with the Company and am especially proud to have established the infrastructure that grew new product development and new product releases during my tenure. I wish AnalogicTech and its employees continued success.”

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About AnalogicTech

Advanced Analogic Technologies, Inc. (AnalogicTech) is a supplier of Total Power Management(TM) semiconductor solutions for mobile consumer electronic devices, such as wireless handsets, notebook and tablet computers, smartphones, digital cameras, wireless LAN, and personal media players. The company focuses its design and marketing efforts on the application-specific power management needs of consumer, communications, and computing applications in these rapidly evolving devices. AnalogicTech also develops and licenses device, process, package, and application-related technology. AnalogicTech is headquartered in Santa Clara, California and Macau, S.A.R., with offices in China (Beijing, Shanghai and Shenzhen), Hong Kong, Taiwan, Japan, South Korea, Sweden, France and United Kingdom, as well as a worldwide network of sales representatives and distributors. The company is listed on the NASDAQ exchange under the ticker symbol AATI. For more information, please visit the AnalogicTech website: http://www.analogictech.com. (AnalogicTech - F)

For More Information

Investor Contacts:

Brian McDonald	Lisa Laukkanen
Chief Financial Officer	The Blueshirt Group
AnalogicTech	415-217-4967
408-737-4788

NOTE: AnalogicTech and the AnalogicTech logo are trademarks of Advanced Analogic Technologies, Inc. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.